EXHIBIT No. 23.1

Consent of Independent Auditors

We consent to the use of our report dated March 4, 2004, with respect to the financial statements of Gulf South Pipeline Company, LP as of and for the years ended December 31, 2003 and 2002 and for the eleven months ended December 31, 2001, included in this Form 8-K/A of Boardwalk Pipelines, LLC (formerly TGT Pipeline, LLC).

We also consent to the incorporation by reference of our report dated March 4, 2004, with respect to the financial statements of Gulf South Pipeline Company, LP as of and for the years ended December 31, 2003 and 2002 and for the eleven months ended December 31, 2001, in the Registration Statement (Form S-4 No. 333-108693) of Boardwalk Pipelines, LLC (formerly TGT Pipeline, LLC).

/s/ ERNST & YOUNG LLP

Houston, Texas

February 11, 2005